Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 17, 2011, except for Note 14, as to which the date is March 7, 2011, and the last paragraph of Note 1, as to which the date is March 28, 2011, with respect to the consolidated financial statements of Ellie Mae, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

Grant Thornton LLP

San Francisco, California

March 28, 2011

The foregoing consent is in the form that will be signed upon consummation of the transaction described in the last paragraph of Note 1 to the financial statements.

/s/ Grant Thornton LLP

San Francisco, California

March 28, 2011